Exhibit 10(a)(i)

SCHERING-PLOUGH CORPORATION
EXECUTIVE INCENTIVE PLAN
As amended and restated to October 1, 2000

Article I -- Definitions

     The following words and phrases, as used herein, have the following meaning unless a different meaning is plainly required by the context:

"Affiliated Company"	-	any corporation, partnership, or other legal entity controlled directly or indirectly by the Company.
"Board"	-	the Board of Directors of the Company.
"Committee"	-	the Executive Compensation and Organization Committee appointed by the Board.
"Company"	-	Schering-Plough Corporation, a New Jersey corporation, or any successor by merger, purchase or otherwise.
"Company Stock"	-	the common stock of the Company.
"Company Stock Fund"	-	the Investment Fund that is invested in Company Stock.
"Former Participant"	-	a person no longer in the employ of the Company who is entitled to receive a distribution under the Plan or any predecessor Executive Incentive Plan.
"Investment Committee"	-	the Schering-Plough Employee Benefits Investment Committee.
"Investment Funds"	-

the separate funds or investment vehicles, selected by the Investment Committee from time to time, in which deferred awards are deemed to be invested pursuant to a Participant's election made in accordance with the Plan.

"Participant"	-	any employee of the Company who is designated by the Committee to participate in the Plan.
"Plan"	-	this Plan, either in its present form or as hereafter amended from time to time.
"Share Equivalents"	-

with respect to the number of Units credited to the Company Stock Fund as of a given date, the equivalent number of shares of Company Stock, where one Unit is deemed to equal one issued and outstanding share of Company Stock.

"Terminated Participant"	-	any employee who has been removed from further participation in the Plan or any predecessor Executive Incentive Plan by action of the Committee.
"Unit Value"	-

with respect to an Investment Fund as of a given date, the quotient obtained by dividing the fair market value of the portion of the Investment Fund attributable to the Plan at such date by the number of Units then outstanding credited to the deferred accounts of all Participants, Former Participants and Terminated Participants who have elected to participate in such Investment Fund, excluding any amounts to be credited as of such date, provided that the Unit Value of any mutual fund shall be the net asset value as of the close of business at such date as reported in The Wall Street Journal, or if not reported on such date, on the nearest preceding day reported. The Unit Value of the Company Stock Fund as of a given date shall be the closing price of the Company Stock on such date as reported in the Wall Street Journal, or if there were no sales of the Company Stock on such date, on the nearest preceding day on which there were sales, as adjusted from time to time in accordance with paragraph 4 of Article IV.

Article II -- Purposes

     The purposes of the Plan are to: (a) improve Company and individual performance through financial incentives which provide rewards to executives and managers whose activities most significantly affect Company profitability; (b) support the Company's planning efforts and encourage cooperation and group effort toward the attainment of Company goals; (c) help attract and retain outstanding executives and managers.

Article III -- Awards

     1. The Committee shall, prior to or during the first quarter of each calendar year, establish criteria for determining the incentive awards for such calendar year for Participants in the Plan. In establishing the criteria, the Committee may, in its discretion, consider the following: (a) the number of Participants; (b) projected Company and industry performance; and (c) such other factors it may deem appropriate, including conditions in the general economy and in the industry.

     2. As soon as practicable after the close of each calendar year, the Committee shall determine the actual incentive awards to be made to the Participants, provided, however, that prior to the close of such calendar year, the Committee may estimate the actual incentive award to be made to all or certain of the Participants and may authorize the immediate distribution of all or any portion thereof to such Participants, and provided further, however, that during any such calendar year the Committee may, in its discretion, determine incentive awards for the portion of the year preceding such determination and may authorize the immediate distribution of such awards to all or certain of the Participants.

     In determining such awards the Committee may consider, inter alia, the following: (a) the salary of each Participant; (b) the level of executive or managerial responsibility; and (c) the performance of each Participant.

     3. Upon the retirement, disability or death of a Participant, or upon a transfer to an Affiliated Company of a Participant who is no longer eligible to participate in the Plan, the Committee may, in its discretion, make an award to such Participant or his beneficiary or estate for the calendar year in which such retirement, disability, death or transfer takes place, which award shall be based on the portion of the year preceding the date of such retirement, disability, death or transfer. The expression "disability" as used herein shall mean total and permanent disability and shall be evidenced by the certification of a medical examiner acceptable to the Committee, to the effect that the Participant, as a result of mental or physical disability, is prevented from engaging in any occupation or employment for wage or profit and that such disability will probably continue for the remainder of the Participant's life.

     4. Unless the Committee shall have authorized the distribution to a Participant of an estimated or partial award during the calendar year, no award shall be made to any Participant with respect to any calendar year during which his employment is terminated for any reason other than retirement, disability or death.

     5. For purposes of the Plan, employment by an Affiliated Company shall be deemed to be employment by the Company.

Article IV -- Distribution

     1. Except as described below, distributions of estimated, partial, or actual awards shall be made to Participants as soon as practicable following the determination thereof by the Committee and in any event on or about March 1st of the year following the calendar year for which an award is made (the "Distribution Date").

     2.   (a)   In lieu of the normal method of distribution described above, a Participant may, prior to the commencement of any calendar year (or, with respect to a new Participant, prior to his date of commencement of participation), elect to defer receipt of all or part of the award for such calendar year until the earliest of his retirement, disability, death, or other termination of employment (herein called the "Deferral Period"). Any election to defer shall be made by written notice in a form prescribed by the Committee or its delegate, and shall include (i) the percentage (in multiples of 1%) of the award to be paid currently, (ii) the percentage (in multiples of 1%) of the award to be deferred and (iii) the allocation (in multiples of 1%) of the deferred award among each of the Investment Funds (the "Investment Election"). If a Participant fails to make an Investment Election for a deferred award, the Participant shall be deemed to have elected to participate only in the Investment Fund invested in a money market fund or the functional equivalent thereof.

          (b)   In addition, Participants, Former Participants and Terminated Participants who have elected to defer receipt of any award shall specify whether deferred awards will be paid (i) in a lump sum within 45 days following termination of the Deferral Period, (ii) on or about the first day of April of the calendar year following the calendar year of termination of the Deferral Period, or (iii) in five, ten, fifteen or twenty substantially equal annual installments commencing within 45 days following the date of termination of the Deferral Period (such election, the "Payout Election"). A Payout Election shall initially be made (the "Initial Payout Election") in the first notice of election (the "First Election Notice") on or after September 1, 2000. Except as otherwise provided below, the Initial Payout Election shall apply to all future amounts credited to the Participant's, Former Participant's or Terminated Participant's deferred account from and after the date of the First Election Notice. If a new Participant fails to make an Initial Payout Election, the new Participant shall be deemed to have elected to receive deferred awards in a lump sum on the first day of April of the calendar year following the calendar year of termination of the Deferral Period. Participants, Former Participants and Terminated Participants (other than Former Participants or Terminated Participants receiving payments under the Plan as of September 1, 2000) may also elect (a "Global Payout Election") in the First Election Notice to have the Initial Payout Election supersede all previous payout elections made prior to September 1, 2000. If a Participant, Former Participant or Terminated Participant elects not to make or fails to make a Global Payout Election, Units credited to the Participant's, Former Participant's or Terminated Participant's deferred account as of September 1, 2000 shall remain subject to the payout elections as in effect prior to September 1, 2000. A Participant or Terminated Participant may, no later than one year prior to termination of employment (the "Final Payout Election Cutoff Date"), by written notice in a form prescribed by the Committee or its delegate, make a final Payout Election (the "Final Payout Election"), which shall supersede the Initial Payout Election, the Global Payout Election and any other previous payout elections still in effect. Participants and Terminated Participants only may make two Final Payout Elections. The second Final Payout Election shall be irrevocable and shall supersede the first Final Payout Election. If no Final Payout Election has been made on or prior to the Final Payout Election Cutoff Date, then all previous payout elections shall become irrevocable. Former Participants and Terminated Participants receiving installment payments under the Plan as of September 1, 2000 shall continue to receive remaining installments in accordance with payout elections as in effect as of September 1, 2000.

     3.   (a)   The Company shall establish a separate deferred account for each Participant. As of each Distribution Date, there shall be credited to each such deferred account the number of units ("Units"), calculated to the nearest thousandth of a Unit, for each Investment Fund in which the Participant, Former Participant or Terminated Participant elects to participate, by dividing the amount of the Participant's, Former Participant's or Terminated Participant's deferred award allocated to such Investment Fund by the Unit Value of the Investment Fund as of such Distribution Date.

           (b)   Each Investment Fund shall be valued on each day on which the applicable financial market conducts business, and the proportionate share of the increase or decrease in the fair market value of each Investment Fund in which a Participant, Former Participant or Terminated Participant elects to participate shall be allocated to such Participant's, Former Participant's or Terminated Participant's deferred account.

           (c)   As soon as practicable after the end of each calendar quarter, each Participant, Former Participant and Terminated Participant who has elected to defer receipt of any award shall be furnished with a statement setting forth the value of his or her deferred account as of the end of such calendar quarter.

     4. Whenever a dividend is declared and paid from time to time with respect to the Company Stock, the Company Stock Fund shall be credited with a number of Units equal to (a) with respect to a dividend payable in cash or other property, the number of Share Equivalents credited to the Company Stock Fund on the dividend record date (before giving effect to the dividend), multiplied by the fair market value of the dividend declared on a share of Company Stock and (b) with respect to a dividend payable in shares of Company Stock, the number of Share Equivalents credited to the Company Stock Fund on the dividend record date (before giving effect to the dividend), multiplied by the dividend declared on a share of Company Stock. The deferred account of each Participant, Former Participant and Terminated Participant electing to participate in the Company Stock Fund shall be credited with the pro rata share of the total number of Units credited to the Company Stock Fund in respect of such dividend. In the event of any capital stock adjustment to Company Stock (other than a stock dividend described in clause (b) above), an appropriate adjustment shall be made to the Company Stock Fund and each such deferred account as of the date of such capital stock adjustment.

     5.   (a)   On the applicable payout date, an amount of cash equal to the sum (such sum, the "Aggregate Fair Market Value") of the products obtained, for each Investment Fund in which the Participant, Former Participant or Terminated Participant elects to participate, by multiplying the Unit Value by the number of Units credited to a Participant's, Terminated Participant's, or Former Participant's deferred account and allocated to such Investment Fund on the payout date shall be payable either in a lump sum or in the number of annual installments payable as specified by a Participant, Former Participant or Terminated Participant in his election under paragraph 2 of this Article. Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of any installments if the value of a Participant's, Terminated Participant's or Former Participant's deferred account is less than or equal to $5,000 or such other amount as may be established from time to time by the Investment Committee. Any lump sum payment shall be valued as of the payout date. The amount of each installment payment shall be determined by dividing the Aggregate Fair Market Value on the payout date by the remaining number of unpaid installments.

           (b)   The Committee may, in its sole discretion, where a Participant, Terminated Participant or Former Participant has terminated his employment and where it finds such action necessary to avoid severe financial hardship to a Participant, Terminated Participant or Former Participant or their respective beneficiaries, direct at any time that payment of any installment or lump sum be accelerated or that any remaining installments due to a Participant, Terminated Participant or Former Participant or their respective beneficiaries or estates shall be paid in a lump sum. A severe financial hardship must result from the illness of or a sudden and unexpected accident or casualty to the Participant, Terminated Participant or Former Participant or a dependent member of his or her family or to his or her property, or due to other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, Terminated Participant or Former Participant. A severe financial hardship shall not exist to the extent the loss or expense is covered by insurance or can be met by the sale of other liquid assets of the Participant, Terminated Participant or Former Participant. Unforeseeable hardship shall not include the college expenses of a child or the costs of purchasing a residence. The amount of any distribution hereunder shall not exceed the amount reasonably needed to meet the severe financial hardship. Any benefits payable under the Plan shall be equitably reduced to reflect any payments made from any trust established by the Corporation to meet its obligations under this Plan.

           (c)   A Participant, Former Participant or Terminated Participant may, by written notice in a form prescribed by the Committee or its delegate, make an irrevocable election (an "Early Distribution Election") to receive an early distribution of all or part of the Participant's, Former Participant's or Terminated Participant's deferred account balance in a lump sum cash payment as soon as practicable. For purposes of determining the amount available for early distribution, the value of a Participant's, Former Participant's or Terminated Participant's deferred account balance shall be established as of the applicable payout date. The amount actually distributed shall be the elected amount less a penalty of 10% of the elected amount. Such penalty amount shall be irrevocably forfeited, and the amount elected shall be deemed fully distributed.

     6. Designations of beneficiaries shall be made in writing filed with the Company in such form and in such manner as the Company may from time to time prescribe. Beneficiaries may be changed by a Participant, Terminated Participant or Former Participant in the same manner at any time prior to death, and may thereafter be designated or changed by a surviving beneficiary eligible to receive any payment unless a successor beneficiary to such surviving beneficiary has been designated by the Participant, Terminated Participant, Former Participant or prior beneficiary. If a Participant, Terminated Participant, Former Participant or beneficiary eligible to receive any payment dies without a surviving beneficiary having been designated, or with his estate or a trust designated as the beneficiary, his interest under the Plan shall be distributed to the legal representative of his estate, or to the trustee of any such trust, in a lump sum on or before the 90th day after his death.

     7. A Participant, Former Participant, or Terminated Participant may reallocate his deferred account balance among the Investment Funds as follows:

(i) the election shall be made by notice in a form prescribed by the Committee or its delegate;
(ii) the reallocation shall be effected as of the date the requisite notice is delivered to the Corporation, or as soon thereafter as practicable; and
(iii) a reallocation may only be made once during any calendar year by a Participant, Former Participant, or Terminated Participant.

Article V -- Committee Powers and Responsibilities

     The Committee, in its sole discretion, shall designate all Participants in the Plan, and may at any time remove any Participant from further participation in the Plan. The Committee shall have the exclusive power and authority, except as provided herein, to interpret and administer the Plan. The Committee shall act by a majority of the members present at a meeting at which a quorum is present or by a majority of its members in writing without a meeting, and such action shall constitute the action of the Committee. The action of the Committee shall be final and binding upon the Company and all interested parties. Except as otherwise provided in Article VI, in connection with the administration of the Plan, the Committee may delegate in writing part or all of its authority under the Plan to such party or parties as it may deem necessary or appropriate.

Article VI -- Amendment or Termination

     The Plan may be amended or terminated at any time by action of the Board. In the event of termination of the Plan, no awards shall be made thereafter, except for a year preceding the year in which termination occurs and provided that no such amendment or termination shall affect any right or obligation with respect to any award theretofore made, or the rights of a Participant, Terminated Participant, Former Participant or beneficiary to receive amounts credited to his deferred account.

Article VII -- Miscellaneous

     1. Neither the establishment of the Plan nor participation therein shall confer upon any person any right to be continued as an employee of the Company or an Affiliated Company, and the Company reserves the right to discharge any employee whenever in its sole judgment the interest of the Company or an Affiliated Company so requires.

     2. All expenses of administering the Plan shall be paid by the Company.

     3. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge or subject to attachment, garnishment, or other legal process, except as otherwise required by applicable law.

     4. The Company may withhold from any payment required to be made under the Plan any federal, state or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate are necessary to cover any other amounts for which the Company may be legally liable and which may be assessed with regard to such payment.

     5. The masculine pronoun shall mean the feminine wherever appropriate.

     6. The Plan shall be construed, administered and enforced under the laws of the State of New Jersey.